Exhibit 99.1

WACCAMAW BANKSHARES, INC.

News Release

FOR IMMEDIATE RELEASE

August 29, 2011

Contact:

Geoff Hopkins

President

Waccamaw Bankshares, Inc.

(910) 914-4213

Waccamaw granted listing extension;

must file financial statements by Sept. 27

WHITEVILLE, N.C. – Waccamaw Bankshares (NASDAQ: WBNK) said today that its request for shares of its common stock to remain listed on The Nasdaq Stock Market has been granted on condition that all delinquent financial documents are filed with the Securities and Exchange Commission by Sept. 27.

The Nasdaq Hearings Panel notified Waccamaw last week that its securities could be delisted if certain financial documents were not filed by the new deadline.

In April, the Listing Qualifications Department of Nasdaq informed the company that it had not complied with listing regulations because it had not filed with the SEC its Annual Report on Form 10-K for 2010 or its Quarterly Report on Form 10-Q for the quarter ended March 31.

“Nasdaq has been extremely patient and understanding of our situation,” said Waccamaw President Geoff Hopkins. “We are doing everything possible to move along the process of filing our financial statements.”

Bank officials are working with the auditing firm of Elliott Davis of Galax, Va. on verifying financial information in both the 10-K and 10-Q. Documents cannot be filed with the SEC until the audit is complete.

MORE

Waccamaw, exploring ways to improve its balance sheet, completed three transactions in 2010 to improve earning assets and reduce problem loans. The complexity of the transactions is at the heart of the delay.

“The auditing firm wants to be certain that all the data and information are accurate to avoid any future restating of financial information,” Hopkins said. “That is our goal as well. It’s unfortunate the process is taking so long.”

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About Waccamaw Bankshares, Inc.

Waccamaw Bankshares, Inc., is the holding company for Waccamaw Bank, a North Carolina-chartered community bank. We are headquartered in Whiteville, North Carolina and conduct our business through sixteen full-service banking offices located in Whiteville, Tabor City, Chadbourn, Elizabethtown, Shallotte (2), Holden Beach, Southport (2), Sunset Beach, Oak Island, and Wilmington, North Carolina and Heath Springs, Conway (2), and Little River, South Carolina. Our primary market area includes Columbus, Bladen, Brunswick and New Hanover Counties of North Carolina and Lancaster and Horry Counties of South Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 became our wholly owned subsidiary upon completion of our reorganization into a bank holding company. We conduct all of our business activities through our banking subsidiary, Waccamaw Bank. The bank’s deposits are insured up to applicable limits by the FDIC. Our principal executive office is located at 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472 and our telephone number is (910) 641-0044. Our website is www.waccamawbank.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission. Waccamaw Bankshares, Inc. undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.